Exhibit 99.1

Spartan Motors, Inc.
1541 Reynolds Rd. - Charlotte, MI 48813 - USA
Telephone 517.543.6400 - Facsimile 517.543.5403

Immediate Release

Spartan Motors Reports Operating Income

of $1.8 Million in Third Quarter of 2013

All Business Segments Post Operating Income

(Comparisons below are to Q3 2012)

●	Net sales of $126.1 million, up 11.7% from $112.9 million
o	Delivery & Service revenue increased to $54.9 million from $49.0 million, up 12.0%
o	Emergency Response revenue rose to $42.9 million from $39.9 million, up 7.5%
o	Specialty Vehicles revenue rose to $28.2 million from $23.9 million, up 18.0%
●	Gross margin of 12.8% of sales versus 11.5%
●	Operating income of $1.8 million compared to an operating loss of $0.3 million
●	Income tax expense of $1.3 million to adjust year-to-date provision to an expected rate of 20% for 2013
●	Net income of $0.6 million, or $0.02 per diluted share, compared to a net loss of $0.3 million, or $0.01 per diluted share
●	Consolidated order backlog at September 30, 2013 was $231.9 million, up 37.8% from $168.3 million at September 30, 2012

CHARLOTTE, Mich., October 29, 2013 - Spartan Motors, Inc. (NASDAQ: SPAR) today announced operating income of $1.8 million for the third quarter of 2013. After an income tax provision of $1.3 million to adjust income tax expense for 2013 to a projected 20% rate for the year, Spartan reported net income of $0.6 million, or $0.02 per diluted share. In the third quarter of 2012, the Company reported an operating loss of $0.3 million and a net loss of $0.01 per diluted share. Spartan reported a cash balance of $20.0 million as of September 30, 2013, up from $15.6 million at June 30, 2013.

Commenting on the quarter, John Sztykiel, Spartan’s Chief Executive Officer, said, “The third quarter was another quarter in which we executed the plan, the “I” in DRIVE (Integrated Operational Improvement), and delivered improved operating results. All three of our segments, Emergency Response (ER), Delivery and Service (DSV), and Specialty Vehicles (SV), posted operating income, a reflection that DRIVE is delivering positive results across Spartan Motors. Our backlog grew by 37.8% compared to Q3 2012, and we improved our cash position by $4.4 million from June 30, 2013, both positive indicators as we close out 2013.”

Sztykiel continued: “DRIVE is working, and we are moving forward. This progress is expected to lead to better operating performance in the fourth quarter of 2013 and into 2014. With our major operational initiatives showing positive results and our greatest challenges behind us, we are shifting more attention to generating diversified growth.”

For the first nine months of 2013, Spartan reported revenue of $343.1 million versus $346.1 million in the same period of 2012. The decline in revenue from the prior year was due to the disruption caused by Utilimaster’s move of walk-in van production to Bristol, Ind. in the first quarter of 2013 and the completion of a large field service solutions program in mid-2012. Spartan booked an operating loss of $3.9 million for 2013 year to date, compared to operating income of $0.2 million for the first three quarters of 2012.

Third Quarter 2013 Segment Results:

Delivery & Service Vehicles (DSV)

(In thousands)	Third Quarter
	2013	2012	% Change
Delivery & Service Vehicles
Vehicles	$49,453	$40,329	22.6%
Aftermarket & Service	5,476	8,696	-37.0%
Total revenue	54,929	49,025	12.0%
Operating income	1,276	600	112.7%

●

DSV sales grew 12.0% to $54.9 million from $49.0 million in the third quarter of 2012. During the third quarter of 2013, DSV ramped up production of a 1,900-unit Reach™ order from FedEx® and added a second shift in early August to support this order. During the third quarter of 2013, DSV produced 402 Reach™ commercial vehicles, compared to 182 units in the third quarter of 2012. Sales of walk-in vans also increased during Q3 2013, more than offsetting slower truck body sales and lower aftermarket parts revenue.

●

Third quarter 2013 operating income increased to $1.3 million from $0.6 million in the third quarter of 2012. DSV made progress in its Bristol launch efforts during the third quarter of 2013, raising daily walk-in van production to an average of 21 per day from 14 per day in Q2 2013. DSV also reduced material handling costs during the third quarter with further progress expected in the fourth quarter of 2013.

●

Backlog at the end of Q3 2013 totaled $87.5 million, up from $65.0 million at the end of Q3 2012. Backlog declined sequentially from $100.4 million at June 30, 2013, which is typical for the DSV segment as vehicle deliveries are lower toward the end of the calendar year.

Emergency Response (ER)

(In thousands)	Third Quarter
	2013	2012	% Change
Emergency Response
ERC	$18,675	$19,772	-5.5%
ERV	24,227	20,118	20.4%
Total revenue	42,902	39,890	7.6%
Operating income	726	89	715.7%

●

ER posted revenue of $42.9 million in Q3 2013, up 7.5% from Q3 2012 revenue of $39.9 million. Sales of Emergency Response Vehicles (ERV) rose 20.4% to $24.2 million from $20.1 million in Q3 2012. Emergency Response Chassis (ERC) sales declined slightly to $18.7 million from $19.8 million in the third quarter of 2012, largely due to order timing issues that resulted in several completed chassis remaining in inventory at September 30, 2013.

●

Operating performance improved during the third quarter of 2013 with the ER segment reporting operating income of $0.7 million, up from $0.1 million in the third quarter of 2012. ERV raised its output as demonstrated by its 20.4% revenue growth and made progress in improving operating efficiency as well. Further progress is expected throughout the fourth quarter of 2013 and into 2014.

●

Backlog again increased during the quarter ended September 30, 2013 to $119.7 million, compared to $85.9 million at September 30, 2012, and $115.1 million at June 30, 2013. Growth in backlog is due to higher fire truck demand, combined with production constraints at our Brandon, SD facility. This has resulted in order-to-delivery times of nine months or more in certain cases. Operational improvement initiatives currently underway at Brandon are raising production capacity and operating efficiency. Management expects these initiatives to reduce lead times and enhance profitability.

●

Spartan ERV was awarded a contract worth approximately $17 million to supply 56 custom chassis fire trucks to the Peruvian Volunteer Fire Department Headquarters during 2014. This contract is scheduled to be finalized October 31, with an option for the Peruvian authority to purchase an additional 14 units. Spartan ERV plans to build these units in its Ocala, Fla. facility.

Specialty Vehicles (SV)

(In thousands)	Third Quarter
	2013	2012	% Change
Specialty Vehicles
Motorhome & Bus	$21,126	$17,129	23.3%
Parts and Accessories	5,348	5,534	-3.4%
Other Specialty Vehicle	1,769	1,279	38.3%
Total revenue	28,243	23,942	18.0%
Operating income	1,613	504	220.0%

●

Revenue increased 18.0% to $28.2 million in the third quarter of 2013 compared to $23.9 million in the third quarter of 2012. Sales of motorhome chassis grew to $21.1 million versus $17.1 million a year ago due to market share gains made by a major customer. Production of Isuzu N-series trucks also increased during the third quarter of 2013, more than offsetting a slight decline in Aftermarket Parts & Accessories sales compared to the prior year.

●	Operating income grew to $1.6 million in Q3 2013 from $0.5 million due to revenue growth and the positive impact from turnaround efforts in the motorhome chassis business that began in early 2012.

●

Order backlog at September 30, 2013 rose to $24.7 million from $17.4 million at September 30, 2012 due to motorhome chassis backlog nearly doubling from the prior year. On a sequential quarter basis, backlog increased from $17.6 million at June 30, 2013 on the strength of motorhome chassis orders.

●

During the third quarter of 2013, SV’s Aftermarket Parts & Accessories (APA) group was notified it had received a Gold DLA Land and Maritime Recognition for Excellence Award for 2012 from the Defense Logistics Agency. This was the fourth consecutive year that APA has received the Gold award. APA earned a perfect score of 100 for delivery and quality performance with over 1,500 shipments made during the year.

Fourth Quarter 2013 Outlook

Lori Wade, Interim Chief Financial Officer, stated, “We expect the fourth quarter of 2013 to be profitable, with operating results comparable to those of the third quarter of 2013. The industry-wide slowdown in commercial truck orders that began in Q3 2013, along with certain chassis availability issues, is negatively impacting our fourth quarter sales and operating income forecast. As a result, we anticipate a modest loss for the full year due to Bristol move- and launch-related costs incurred in the first quarter of 2013.

“We are confident in our outlook for profitable growth as we close out 2013 and prepare for 2014. Our confidence in the future is demonstrated by Spartan’s Board of Directors’ declaration of a semi-annual dividend of $0.05 per share, marking more than 20 consecutive years of paying a regular dividend.”

Business Update

Spartan’s CEO John Sztykiel said, “The third quarter was about improved operating performance in all three of our business segments, plus the strength of our brands as demonstrated by backlog growth and ERV’s selection to produce 56 fire trucks for Peru. We competed head-on with other major fire truck manufacturers for this order and emerged on top. This was a big win and a positive addition to our 2014 outlook.

“We realize we face challenges that temper our optimism, but we are meeting those challenges and overcoming them, making incremental gains each quarter. The ER and SV segments are moving in the right direction. Despite some seasonal softening in the DSV segment, its overall direction is positive. Two of our major fleet customers recently indicated their e-commerce ground deliveries had increased this year, with further growth expected through the holiday season. We will continue to execute DRIVE and expect to show improved performance in the fourth quarter of 2013 and 2014 as well.”

D.R.I.V.E. is Spartan’s operating strategy based on five tenets:

●	Diversified Growth
●	Redefining New Technologies
●	Integrated Operational Improvement
●	Vibrant Culture
●	Extend Our Core … Spartan Chassis

Conference Call, Webcast and Investor Information

Spartan Motors will host a conference call for analysts and portfolio managers at 10 a.m. ET today to discuss these results and current business trends. To listen to a live webcast of the call, please visit www.spartanmotors.com, click on “Shareholders,” and then on “Webcasts.” For more information about Spartan, please visit www.spartanmotors.com.

About Spartan Motors

Spartan Motors, Inc. designs, engineers and manufactures specialty chassis, specialty vehicles, truck bodies and aftermarket parts for the recreational vehicle (RV), emergency response, government services, defense, and delivery and service markets. The Company's brand names – Spartan™, Spartan Chassis™, Spartan ER™, Spartan ERV™ and Utilimaster® - are known for quality, performance, service and first-to-market innovation. The Company employs approximately 1,700 associates at facilities in Michigan, Pennsylvania, South Dakota, Indiana, Florida and Texas. Spartan reported sales of $471 million in 2012 and is focused on becoming a global leader in the design, engineering and manufacture of specialty vehicles and chassis. Visit Spartan Motors at www.spartanmotors.com.

This release contains several forward-looking statements that are not historical facts, including statements concerning our business, strategic position, financial projections, financial strength, future plans, objectives, and the performance of our products and operations. These statements can be identified by words such as "believe," "expect," "intend," "potential," "future," "may," "will," "should," and similar expressions regarding future expectations. These forward-looking statements involve various known and unknown risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, and likelihood. Therefore, actual performance and results may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could contribute to these differences include operational and other complications that may arise affecting the implementation of our plans and business objectives; continued pressures caused by economic conditions and the pace and extent of the economic recovery; challenges that may arise in connection with the integration of new businesses or assets we acquire or the disposition of assets; restructuring of our operations, and/or our expansion into new geographic markets; issues unique to government contracting, such as competitive bidding processes, qualification requirements, and delays or changes in funding; disruptions within our dealer network; changes in our relationships with major customers, suppliers, or other business partners, including Isuzu; changes in the demand or supply of products within our markets or raw materials needed to manufacture those products; and changes in laws and regulations affecting our business. Other factors that could affect outcomes are set forth in our Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission (SEC), which are available at www.sec.gov or our website. All forward-looking statements in this release are qualified by this paragraph. Investors should not place undue reliance on forward-looking statements as a prediction of actual results. We undertake no obligation to publicly update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise.

CONTACT:

Lori Wade, Interim CFO Spartan Motors, Inc. (517) 543-6400	Greg Salchow, Director IR & Treasury Spartan Motors, Inc. (517) 543-6400

Spartan Motors, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except par value)

	September 30, 2013	December 31,
	(Unaudited)	2012
ASSETS
Current assets:
Cash and cash equivalents	$19,964	$21,748
Accounts receivable, less allowance of $777 and $1,021	52,299	47,139
Inventories	82,374	67,591
Deferred income tax assets	6,291	6,291
Income taxes receivable	2,683	3,011
Assets held for sale	716	716
Other current assets	2,534	6,027
Total current assets	166,861	152,523

Property, plant and equipment, net	55,850	59,122
Goodwill	20,815	20,815
Intangible assets, net	10,334	11,052
Other assets	2,052	1,639
TOTAL ASSETS	$255,912	$245,151

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$32,917	$23,000
Accrued warranty	7,433	6,062
Accrued customer rebates	2,144	2,299
Accrued compensation and related taxes	6,735	7,748
Deposits from customers	12,108	6,386
Other current liabilities and accrued expenses	6,420	8,113
Current portion of long-term debt	92	82
Total current liabilities	67,849	53,690

Other non-current liabilities	2,905	3,071
Long-term debt, less current portion	5,275	5,207
Deferred income tax liabilities	4,454	4,454

Shareholders' equity:
Preferred stock, no par value: 2,000 shares authorized (none issued)	-	-
Common stock, $0.01 par value; 40,000 shares authorized; 34,116 and 33,862 outstanding	341	339
Additional paid in capital	74,277	72,873
Retained earnings	100,811	105,517
Total shareholders' equity	175,429	178,729
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$255,912	$245,151

Sparan Motors, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Sales	$126,074	$112,857	$343,084	$346,087
Cost of products sold	109,943	98,346	304,981	294,871
Restructuring charge	-	1,543	-	5,760
Gross profit	16,131	12,968	38,103	45,456

Operating expenses:
Research and development	2,726	2,909	8,424	9,902
Selling, general and administrative	11,593	10,234	33,628	33,388
Restructuring charge	-	100	-	1,976
Total operating expenses	14,319	13,243	42,052	45,266

Operating income (loss)	1,812	(275)	(3,949)	190

Other income (expense):
Interest expense	(79)	(81)	(235)	(253)
Interest and other income	173	178	433	434
Total other income (expense)	94	97	198	181

Income (loss) before taxes	1,906	(178)	(3,751)	371
Taxes	1,343	149	(750)	362

Net earnings (loss)	$563	$(327)	$(3,001)	$9

Basic net earnings (loss) per share	$0.02	$(0.01)	$(0.09)	$0.00

Diluted net earnings (loss) per share	$0.02	$(0.01)	$(0.09)	$0.00

Basic weighted average common shares outstanding	34,133	33,374	33,502	33,795

Diluted weighted average common shares outstanding	34,182	33,374	33,502	33,824

Three Months Ended September 30, 2013 (amounts in thousands of dollars)

	Business Segments
	Emergency Response	Delivery & Service Vehicles	Specialty Vehicles	Other	Consolidated

Emergency Response Chassis Sales	$18,675	$-	$-	$-	$18,675
Emergency Response Vehicle Sales	24,227	-	-	-	24,227
Utilimaster Vehicle Sales	-	49,453	-	-	49,453
Motorhome Chassis Sales	-	-	21,126	-	21,126
Other Specialty Vehicles	-	-	1,769	-	1,769
Aftermarket Parts and Assemblies	-	5,476	5,348	-	10,824

Total Sales	$42,902	$54,929	$28,243	$-	$126,074

Depreciation and Amortization Expense	$347	$1,062	$361	$621	$2,391
Operating Income (Loss)	$726	$1,276	$1,613	$(1,803)	$1,812
Segment Assets	$79,840	$81,728	$29,750	$64,584	$255,912

Spartan Motors, Inc. and Subsidiaries

Sales and Other Financial Information by Business Segment

Unaudited

Period End Backlog (amounts in thousands of dollars)

	Sept. 30, 2013	June 30, 2013	March 31, 2013	Dec. 31, 2012	Sept. 30, 2012

Emergency Response Chassis*	$27,137	$28,388	$34,053	$37,005	$32,454
Emergency Response Vehicles*	92,556	86,760	70,023	58,764	53,458
Total Emergency Response Backlog	119,693	115,148	104,076	95,769	85,912

Motorhome Chassis *	22,104	14,166	13,736	13,453	12,863
Other Vehicles*	-	-	3,056	3,968	-
Aftermarket Parts and Assemblies	2,635	3,437	7,319	9,179	4,536
Total Specialty Vehicles Backlog	24,739	17,603	24,111	26,600	17,399

Delivery & Service Vehicles *	87,492	100,399	100,394	39,656	65,026
Total Backlog	$231,924	$233,150	$228,581	$162,025	$168,337

* Anticipated time to fill backlog orders at September 30, 2013; 4 months or less for emergency response chassis; 10 months or less for emergency response vehicles; 3 months or less for motorhome chassis; 6 months or less for delivery and service vehicles.